EXHIBIT 10.1

$8,000,000                    December 11, 2015

FOR VALUE RECEIVED, BRT Realty Trust, 60 Cutter Mill Road, Great Neck, NY 11021 ( “Maker”), promises to pay (without notice, demand or setoff) to the order of Gould Investors L.P., a Delaware limited partnership having its principal office at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021 ("Gould"), at the principal office of Gould, or at such other place as may be designated in writing by the holder of this Note, the principal sum of Eight Million Dollars ($8,000,000.00) on the earlier to occur (the "Maturity Date"), and to the extent, of (i) May 10, 2016, and (ii) the receipt by the Trust or its consolidated subsidiaries of proceeds from the Equity Sale and/or the Repayment Transaction, as such terms are defined in the Maker’s Annual Report on Form 10-K for the year ended September 30, 2015, in the form annexed hereto as Exhibit A, with interest thereon at a rate equal to 5.24% per annum, payable in arrears on the 11th day of each and every month commencing January 11, 2016, until the Maturity Date.

Interest shall be computed for the actual number of days elapsed as if each full calendar year consisted of 360 days. Under no circumstances shall the Maker be charged more than the highest rate of interest which lawfully may be charged by the holder hereof and paid by the Maker on the indebtedness evidenced hereby. It is therefore agreed that if at any time interest on the indebtedness evidenced hereby would otherwise exceed the highest lawful rate, only such highest lawful rate will be paid by the Maker. Should any amount be paid by the Maker in excess of such highest lawful amount, such excess shall be deemed to have been paid in reduction of the principal balance hereof.

Presentment for payment, notice of dishonor, protest, notice of protest, and trial by jury are hereby waived.

This Note shall be governed by and interpreted in accordance with the laws of the State of New York. This Note may not be amended nor any of its terms waived except by a writing signed by the then holder hereof. The Maker agrees that the receipt by the holder hereof of any partial payments on the Note shall not serve as a waiver of any of the holder's rights. The Maker also agrees that the receipt of any payments (other than payment in full of the entire principal balance outstanding hereunder together with all accrued interest and other charges thereon) by the holder hereof after the maturity date hereof or after any earlier acceleration of the sums due hereunder shall not serve as a waiver of any of the holder's rights and shall not serve to extend and/or reinstate the Note, it being understood that an extension and/or reinstatement of the Note may only be accomplished by the formal written consent of the holder hereof. The Maker also agrees that any notation it may make on any check it may deliver or send to the holder hereof shall be of no force and effect and the holder may accept such check without prejudice to any of its rights.

    Upon default in making any payment of principal or interest hereunder when due and payable and such default continuing for more than fifteen (15) days, the unpaid principal balance hereof and all accrued interest and other charges thereon shall become immediately due and payable. In enforcing its rights under this Note and other instruments delivered in connection with the loan represented hereby, the holder shall have the right and option to pursue its remedies with respect to this Note or to enforce the provisions, such other instruments, or any combination thereof, and either simultaneously or in such order as the holder shall deem in its best interest.

The recitals required to be made herein by Section 5.6 of the Maker’s Third Amended and Restated Declaration of Trust are incorporated herein by this reference.

This Note is prepayable at any time without premium or penalty.

BRT Realty Trust

By:/s/ David W. Kalish
David W. Kalish
Senior Vice President,
Financial